EXHIBIT (c)(v)

2002-03 Mid Year Fiscal and Economic Review

QUEENSLAND’S MID YEAR FISCAL AND ECONOMIC REVIEW

The Deputy Premier and Treasurer, Terry Mackenroth, today released the State’s Mid Year Fiscal and Economic Review, as required under the Government’s Charter of Social and Fiscal Responsibility and the Australian Loan Council’s Uniform Presentation Framework.

The Mid Year Fiscal and Economic Review provides an update on the fiscal and economic outlook for Queensland, based on assessments prepared by Queensland Treasury.

ECONOMIC OUTLOOK

Economic growth in Queensland is again forecast to exceed that of Australia in 2002-03. The Queensland economy is forecast to grow by 4¼% this year, considerably faster than national growth which is forecast to be 3%. This is despite an additional detraction from growth of an estimated ½% point associated with the deterioration in drought conditions across the State since the 2002-03 State Budget. In the absence of drought and weaker than expected international conditions, Queensland would be approaching last year’s extraordinary economic performance, when gross state product grew by 5.3%.

Strong domestic demand is forecast to continue to support economic growth at a time when Queensland’s external environment is weak and highly uncertain. Investment is forecast to be a major driver of growth, with business investment rising rapidly in response to several large development projects beginning in the State this year, as well as strong levels of business confidence generally. Lower than forecast interest rates in 2002-03 have also supported the affordability of investment in both the household and business sectors of the economy.

Strong employment growth of 2¾% is forecast for 2002-03, higher than previously forecast in the State Budget. This will result in a sharp reduction in the State’s unemployment rate from 7.9% in 2001-02 to 7% in 2002-03, despite solid growth in labour supply. This will be the lowest year-average unemployment rate in the State since 1989-90.

The State’s population is forecast to increase by 2% in 2002-03, stronger than the Budget forecast of 1¾%. This is the result of faster than expected growth in net interstate migration, which is estimated to have added around 33,000 to the Queensland population in the year to September 2002. This also underpins the solid growth in Queensland’s labour force forecast for 2002-03.

A revised Economic Parameters Table incorporating these revisions is provided as Table 1 of Attachment A.

FISCAL OUTLOOK

General Government Sector

The General Government sector is expected to record a cash surplus of $364 million in 2002-03 and cash surpluses in all outyears.

Taxation revenue has performed strongly in the first half of 2002-03 as a result of the continuing high levels of activity in the property market. Property related taxes such as conveyance duty have been revised upwards. Payroll tax has also been revised upwards reflecting higher than expected employment growth.

Partially offsetting significantly improved taxation revenues, royalties revenue has been revised downwards due to lower than forecast commodity prices and the recent strength in the Australian dollar.

The moderate increase in General Government expenses reflects factors such as revisions to depreciation expenses, final timing of expenses between 2001-02 and 2002-03, superannuation interest expense revisions related to liability revaluations and increased expenses related to additional Commonwealth specific purpose payments.

The overall growth in Taxation and Other revenue has contributed to a reduced borrowing requirement in 2002-03 and all of the forward estimate years, underscoring the improvement in the underlying revenue and expenditure balance.

The 2002-03 General Government operating result has been revised to a deficit of $741 million.

This forecast General Government operating deficit position for 2002-03 is due to a significant downward revision to investment earnings—reflecting ongoing volatility in equity markets.

The last eighteen months have been extraordinary in terms of investment history. The sluggish global economy, concerns relating to corporate governance and potential war with Iraq have led to one of the biggest equity market downturns in several decades. These events have made the investment climate extremely difficult for all investors.

In an environment of market volatility, it is extremely difficult to forecast investment returns associated with the full funding of superannuation and other employee entitlements. For the purpose of the Mid Year Review, an assumption of 0% has been used for 2002-03, which is generally consistent with the assumptions used by other jurisdictions in their Mid Year Review publications.

While other States have also been impacted by poor investment returns, the impact on the Queensland General Government sector is magnified because of the relatively larger asset holdings associated with the full funding of employee entitlements and in contrast to other jurisdictions the assets and liabilities associated with superannuation are held and reflected in the General Government sector. If Queensland’s superannuation arrangements were structured on the same basis as other jurisdictions, the General Government sector underlying operating result for 2001-02 and 2002-03 would be in surplus, as outlined below:

	Operating Result (Including Superannuation) $M	Underlying Operating Result (i.e. Excluding Superannuation) $M
2001-02 Actual	(894)	294
2002-03 Estimate	(741)	42

The 2003-04 and outyear forward estimates indicate operating surpluses in all years.

Public Trading Enterprise Sector

The Public Trading Enterprise sector is projected to have a GFS net operating deficit of $201 million in 2002-03, an improvement on the $307 million deficit forecast in the 2002-03 State Budget.

This deficit partly reflects the inclusion in the sector of some entities which, in the course of their normal operations, do not operate in surplus. In addition, some dividends are paid from prior year surpluses, capital restructuring and gains on the sale of assets. Under GFS conventions, proceeds from these sources are not included in revenues and hence dividend payments arising from these sources produce negative operating results.

The Public Trading Enterprise sector net operating balance is expected to improve in 2003-04 and return to surpluses in 2004-05 and 2005-06.

LOAN COUNCIL ALLOCATION

Under the Australian Loan Council Financial Agreement, each jurisdiction provides a Loan Council Nomination, comprising the State Government cash surplus/deficit and additional items which contribute to net borrowing, giving an estimate of the Public Sector’s call on financial markets. The nominations are also considered by the Loan Council as to whether they are consistent with macroeconomic policy objectives.

The revised 2002-03 LCA estimate is $329 million (Budget-time estimate of $666 million), primarily reflecting lower net borrowing requirements by local governments and the public trading enterprise sector.

ATTACHMENT A

Table 1

Major Queensland Economic Parameters1

	Outcome	Budget Forecast	MYFER Forecast
	2001-02	2002-03	2002-03
Gross state product[3]	5.3	4¼	4¼
Employment	1.9	2½	2¾
Unemployment rate	7.9	7½	7
Inflation	2.9	2¾	3
Average earnings[4]	2.9	3¾	3¾
Population	1¾	1¾	2

Notes:
1. Figures not quoted as a fraction are an actual outcome. 2. Chain volume measure, 2000-01 reference year. 3. Average earnings are on a State Accounts basis. Source: Queensland Treasury.

Table 2

Queensland’s Revised 2002-03 Loan Council Allocation 1

	2002-03 Budget LCA Estimate $ million	2002-03 Revised MYR Estimate $ million
General Government Cash Deficit/(Surplus)[2]	(354)	(364)
Public Trading Enterprises Cash Deficit/(Surplus)[2]	1,004	871
State Government Cash Deficit/(Surplus)[2]	650	507
Advances Paid (net)	(1)	9
Memorandum Items	17	(187)
Loan Council Allocation	666	329

1.	The Loan Council Allocation is based on the GFS cash surplus / (deficit) measure, rather than the more widely reported Net Operating Balance.

2.	Figures in brackets represent surpluses.

Table A.1

General Government GFS Net Operating Result

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
OPERATING RESULT
GFS revenue
Taxation Revenue	4,815	5,375	5,449	5,724	5,841
Current grants and subsidies	9,520	9,762	10,136	10,516	10,986
Capital grants	696	454	411	404	316
Sales of goods and services	1,837	1,891	1,927	1,944	1,991
Interest income	(464)	136	1,117	1,222	1,331
Other	2,453	2,082	2,050	2,084	2,218
Total GFS revenue	18,857	19,699	21,091	21,894	22,683
less
GFS expenses
Gross operating expenses	13,733	14,209	14,859	15,422	15,837
Superannuation interest expense	626	765	885	982	1,085
Other interest expense	223	236	263	303	337
Current transfers	4,713	4,710	4,677	4,822	5,013
Capital transfers	456	519	333	304	305
Total GFS expenses	19,751	20,440	21,018	21,836	22,578
equals
GFS net operating balance	(894)	(741)	72	58	106
less
Net acquisition of non-financial assets
Gross fixed capital formation	2,221	1,788	2,057	1,727	1,565
less Depreciation	1,511	1,579	1,606	1,625	1,641
plus Change in inventories	(2)	26	(14)	(5)	(6)
equals Total net acquisition of non-financial assets	708	236	437	97	(82)
equals
GFS net lending/borrowing (Fiscal Balance)	(1,602)	(976)	(364)	(37)	188

5

Table A.2

Public Trading Enterprise GFS Net Operating Result

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
OPERATING RESULT
GFS revenue
Current grants and subsidies	988	840	872	1,015	1,080
Capital grants	43	48	43	44	45
Sales of goods and services	6,012	5,651	5,891	6,169	6,408
Interest income	72	64	63	56	56
Other	280	261	270	297	310
Total GFS revenue	7,395	6,863	7,139	7,581	7,899
less
GFS expenses
Gross operating expenses	5,573	5,318	5,503	5,769	5,693
Other interest expense	629	752	815	807	815
Other property expenses	1,289	980	944	993	1,112
Current transfers	88	12	—	—	—
Capital transfers	7	3	3	3	3
Total GFS expenses	7,587	7,064	7,266	7,573	7,624
equals
GFS net operating balance	(192)	(201)	(127)	9	275
less
Net acquisition of non-financial assets
Gross fixed capital formation	1,434	1,881	1,848	1,661	1,579
less Depreciation	1,080	1,142	1,246	1,318	1,374
plus Change in inventories	(4)	(3)	(6)	(4)	(4)
equals Total net acquisition of non-financial assets	349	736	596	339	202
equals
GFS net lending/borrowing (Fiscal Balance)	(541)	(937)	(723)	(330)	73

Table A.3

State Non-PFE GFS Net Operating Result

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
OPERATING RESULT
GFS revenue
Taxation Revenue	4,533	5,089	5,160	5,431	5,544
Current grants and subsidies	9,478	9,774	10,146	10,526	10,993
Capital grants	734	499	454	448	361
Sales of goods and services	7,733	7,378	7,654	7,946	8,232
Interest income	(393)	186	1,167	1,265	1,373
Other	1,419	1,381	1,394	1,388	1,416
Total GFS revenue	23,504	24,306	25,975	27,004	27,920
less
GFS expenses
Gross operating expenses	19,187	19,084	19,912	20,717	21,052
Superannuation interest expense	626	765	885	982	1,085
Other interest expense	850	974	1,065	1,097	1,139
Other property expenses	—	(1)	(1)	(1)	(1)
Current transfers	3,491	3,913	3,839	3,840	3,963
Capital transfers	457	513	330	301	301
Total GFS expenses	24,612	25,248	26,031	26,936	27,539
equals
GFS net operating balance	(1,108)	(942)	(55)	67	380
less
Net acquisition of non-financial assets
Gross fixed capital formation	3,632	3,669	3,905	3,388	3,144
less Depreciation	2,591	2,720	2,852	2,943	3,014
plus Change in inventories	(6)	23	(20)	(9)	(10)
equals Total net acquisition of non-financial assets	1,035	972	1,032	436	119
equals
GFS net lending/borrowing (Fiscal Balance)	(2,144)	(1,914)	(1,088)	(368)	261

Table A.4

General Government GFS Balance Sheet

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
ASSETS
Financial assets
Cash and deposits	1,179	1,148	1,063	1,210	1,249
Advances paid	152	167	184	198	210
Investments, loans and placements	13,161	13,607	14,363	15,700	17,120
Other non-equity assets	4,319	4,130	4,860	5,056	5,394
Equity	12,804	13,285	13,368	13,753	14,465
Total financial assets	31,615	32,337	33,837	35,917	38,438
Non-financial assets	45,485	46,549	47,797	48,763	49,588
Total assets	77,100	78,886	81,634	84,679	88,025
LIABILITIES
Borrowing	3,459	3,894	4,454	4,902	5,125
Superannuation liability	10,062	11,826	13,144	14,541	16,020
Other employee entitlements and provisions	3,360	3,121	3,056	3,023	3,023
Other non-equity liabilities	2,125	2,108	2,115	2,123	2,132
Total liabilities	19,007	20,949	22,769	24,589	26,299

Net worth	58,093	57,936	58,865	60,091	61,726
Net Financial Worth	12,609	11,386	11,068	11,328	12,138
Net Debt	(11,032)	(11,027)	(11,155)	(12,206)	(13,454)

Table A.5

Public Trading Enterprise GFS Balance Sheet

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
ASSETS
Financial assets
Cash and deposits	732	802	727	455	638
Advances paid	—	—	—	—	—
Investments, loans and placements	973	922	668	699	731
Other non-equity assets	1,738	1,487	1,307	1,290	1,263
Equity	51	38	40	43	49
Total financial assets	3,494	3,250	2,741	2,488	2,681
Non-financial assets	25,133	26,150	27,046	27,706	28,281
Total assets	28,627	29,399	29,788	30,194	30,962
LIABILITIES
Deposits held	72	72	72	72	72
Borrowing	12,269	12,887	12,995	12,824	12,546
Other employee entitlements and provisions	3,088	3,011	3,144	3,277	3,572
Other non-equity liabilities	1,028	828	892	951	990
Total liabilities	16,458	16,798	17,103	17,124	17,180

Net worth	12,170	12,601	12,685	13,070	13,782
Net Financial Worth	(12,964)	(13,548)	(14,361)	(14,635)	(14,499)
Net Debt	10,636	11,235	11,673	11,741	11,249

Table A.6

State Non-PFE GFS Balance Sheet

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
ASSETS
Financial assets
Cash and deposits	1,911	1,950	1,789	1,665	1,887
Advances paid	133	162	179	193	205
Investments, loans and placements	14,069	14,439	14,940	16,309	17,761
Other non-equity assets	2,919	2,750	3,058	3,064	3,049
Equity	719	755	757	760	766
Total financial assets	19,751	20,056	20,723	21,991	23,668
Non-financial assets	70,584	72,665	74,810	76,435	77,835
Total assets	90,335	92,721	95,533	98,426	101,503

LIABILITIES
Deposits held	72	72	72	72	72
Borrowing	15,645	16,687	17,355	17,632	17,577
Superannuation liability	10,062	11,826	13,144	14,541	16,020
Other employee entitlements and provisions	3,484	3,530	3,470	3,526	3,638
Other non-equity liabilities	2,979	2,670	2,626	2,565	2,470
Total liabilities	32,242	34,785	36,667	38,335	39,777

Net worth	58,093	57,936	58,865	60,091	61,726
Net Financial Worth	(12,491)	(14,729)	(15,944)	(16,344)	(16,109)
Net Debt	(396)	208	518	(464)	(2,204)

Table A.7

General Government GFS Statement of Cash Flows

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
Receipts from operating activities
Taxes received	4,910	5,375	5,449	5,724	5,841
Grants and subsidies received	10,031	10,208	10,537	10,909	11,291
Sales of goods and services	1,959	1,975	2,037	2,045	2,098
Other receipts	2,224	2,181	2,362	3,003	3,092
Total operating receipts	19,124	19,739	20,386	21,682	22,322

Payments for operating activities
Payments for goods and services	(11,279)	(11,930)	(12,849)	(13,341)	(13,721)
Interest	(237)	(237)	(262)	(301)	(334)
Grants and subsidies	(4,506)	(4,767)	(4,564)	(4,673)	(4,864)
Other payments	(851)	(607)	(591)	(595)	(605)
Total operating payments	(16,873)	(17,541)	(18,266)	(18,910)	(19,523)

Net cash inflows from operating activities	2,251	2,198	2,120	2,772	2,798
Payments for non-financial assets
Purchases of non-financial assets	(2,416)	(2,486)	(2,282)	(1,982)	(1,792)
Sales of non-financial assets	351	652	221	247	225
Total non-financial asset payments	(2,065)	(1,834)	(2,061)	(1,736)	(1,567)
Payments for investments in financial assets for policy purposes	430	(309)	58	—	—

Payments for investments in financial assets for liquidity purposes	336	(429)	(704)	(1,317)	(1,410)

Receipts from financing activities
Advances received (net)	—	—	—	—	—
Borrowing (net)	173	342	502	429	218
Deposits received (net)	—	—	—	—	—
Distributions paid	1	—	—	—	—
Other financing (net)	(13)	—	—	—	—
Total financing receipts	161	342	502	428	218

Net increase/(decrease) in cash held	1,114	(31)	(85)	148	39

Net cash from operating activities and investments in non-financial assets	186	364	59	1,036	1,231
Finance leases and similar arrangements	(2)	—	—	—	—

GFS surplus/(deficit)	188	364	59	1,036	1,231

Table A.8

Public Trading Enterprise GFS Statement of Cash Flows

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
Receipts from operating activities
Grants and subsidies received	1,038	843	862	1,005	1,073
Sales of goods and services	6,260	6,240	6,368	6,616	6,888
Other receipts	756	631	674	723	732
Total operating receipts	8,054	7,714	7,904	8,345	8,693

Payments for operating activities
Payments for goods and services	(4,334)	(4,151)	(4,108)	(4,246)	(4,123)
Interest	(659)	(798)	(860)	(855)	(857)
Grants and subsidies	(85)	(11)	—	—	—
Other payments	(977)	(862)	(862)	(885)	(909)
Total operating payments	(6,055)	(5,823)	(5,830)	(5,986)	(5,889)

Net cash inflows from operating activities	1,999	1,891	2,074	2,359	2,804

Payments for non-financial assets
Purchases of non-financial assets	(2,096)	(2,359)	(2,069)	(1,749)	(1,646)
Sales of non-financial assets	675	505	246	113	93
Total non-financial asset payments	(1,420)	(1,854)	(1,823)	(1,636)	(1,554)

Payments for investments in financial assets for policy purposes	27	—	49	—	—

Payments for investments in financial assets for liquidity purposes	(121)	11	248	(72)	(71)

Receipts from financing activities
Advances received (net)	(110)	—	—	—	—
Borrowing (net)	589	631	140	(155)	(264)
Deposits received (net)	(1)	—	—	—	—
Distributions paid	(895)	(908)	(663)	(767)	(732)
Other financing (net)	(299)	300	(100)	—	—
Total financing receipts	(716)	23	(623)	(922)	(996)

Net increase/(decrease) in cash held	(232)	70	(76)	(271)	183

Net cash from operating activities and investments in non-financial assets	579	37	251	723	1,250
Finance leases and similar arrangements	—	—	—	—	—
Distributions paid	(895)	(908)	(663)	(767)	(732)
GFS surplus/(deficit)	(317)	(871)	(413)	(44)	518

Table A.9

State Non-PFE GFS Statement of Cash Flows

	Outcome	Revised Budget	Revised Projection	Revised Projection	Revised Projection
	2001-02	2002-03	2003-04	2004-05	2005-06
	$ million	$ million	$ million	$ million	$ million
Receipts from operating activities
Taxes received	4,638	5,089	5,160	5,431	5,544
Grants and subsidies received	10,037	10,220	10,537	10,909	11,291
Sales of goods and services	8,101	8,040	8,230	8,494	8,818
Other receipts	2,025	1,876	2,384	2,965	3,119
Total operating receipts	24,801	25,225	26,310	27,799	28,771

Payments for operating activities
Payments for goods and services	(15,469)	(15,813)	(16,729)	(17,382)	(17,655)
Interest	(844)	(975)	(1,059)	(1,090)	(1,130)
Grants and subsidies	(3,561)	(3,947)	(3,702)	(3,668)	(3,791)
Other payments	(1,595)	(1,308)	(1,291)	(1,295)	(1,327)
Total operating payments	(21,468)	(22,044)	(22,780)	(23,435)	(23,902)

Net cash inflows from operating activities	3,333	3,181	3,530	4,364	4,869

Payments for non-financial assets
Purchases of non-financial assets	(4,478)	(4,845)	(4,351)	(3,731)	(3,438)
Sales of non-financial assets	1,015	1,157	467	360	317
Total non-financial asset payments	(3,463)	(3,688)	(3,884)	(3,372)	(3,121)

Payments for investments in financial assets for policy purposes	156	(9)	7	—	—

Payments for investments in financial assets for liquidity purposes	215	(393)	(456)	(1,389)	(1,480)

Receipts from financing activities
Advances received (net)	(89)	(10)	4	4	4
Borrowing (net)	742	957	638	269	(49)
Other financing (net)	(12)	—	—	—	—
Total financing receipts	641	948	641	273	(46)

Net increase/(decrease) in cash held	881	39	(161)	(123)	221
Net cash from operating activities and investments in non-financial assets	(131)	(507)	(354)	992	1,748
Finance Leases and similar arrangements	2	—	—	—	—

GFS surplus/(deficit)	(129)	(507)	(354)	992	1,748